                                                                      EXHIBIT 21

                                  SUBSIDIARIES

     The following are wholly owned subsidiaries of the Registrant:

          1. Heritage Bank

          2. First National Bank of Lockport*

          3. Heritage Trust Company

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          * Except for directors' qualifying shares.